As filed with the Securities and Exchange Commission on July 25, 2016

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-191111)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

RR MEDIA LTD.
(Exact Name of Registrant as Specified in Its Charter)

State of Israel	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

RR Media Building, Hanegev Street, POB 1056
Airport City 7019900, Israel
 (Address of Principal Executive Offices) (Zip Code)

RRsat Global Communications Network Ltd. 2006 Israel Equity Incentive Plan, as amended
(Full Title of the Plan)

RR Media Inc. 157 Kimbles Road, Hawley PA 18428
 (Name and Address of Agent For Service)

(201) 503-0208
(Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Jonathan M. Nathan, Adv.
Meitar Liquornik Geva Leshem Tal
16 Abba Hillel Rd., Ramat Gan 52506, Israel
Tel: +972-3-6103100
Fax: +972-3-6103111

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (SEC File No. 333-191111) (the “Registration Statement”) of RR Media Ltd., an Israeli company (formerly known as RRsat Global Communications Network Ltd.) (the “Company”), which was filed with the Securities and Exchange Commission on September 12, 2013 (the “Filing Date”) and which registered the offering and sale of up to an additional 200,000 Ordinary Shares, par value New Israeli Shekel 0.01 per share, of the Company (“Ordinary Shares”), that were issuable by the Company under the RRsat Global Communications Network Ltd. 2006 Israel Equity Incentive Plan, as amended (the “Plan”) following the Filing Date.

On February 25, 2016, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 25, 2016, by and among the Company, NewBusinessCo Ltd. (“Merger Sub”), a company formed under the laws of the State of Israel and a wholly-owned subsidiary of SES Astra Services Europe S.A., a company organized under the laws of Luxemburg (“Parent”), and, solely for purposes of Section 8.15 thereof, SES S.A, a Luxemburg company (“SES” or the “Guarantor”), the parent company of Parent. On July 6, 2016, the Company merged with Merger Sub pursuant to the Merger Agreement and was thereby acquired by SES and its affiliates (the “Merger”).  Each issued and outstanding Ordinary Share was canceled in the Merger, entitling the holder thereof to receive $13.291 of cash consideration, subject to the withholding of any applicable taxes (the “Merger Consideration”). Each outstanding option to purchase one Ordinary Share was converted, in the Merger, into the right to receive an amount of cash equal to the excess, if any, of the Merger Consideration over the applicable exercise price of such option (subject to the withholding of any applicable taxes).

As a result of the Merger, the Company has terminated any and all offerings of the Company’s securities pursuant to any of its registration statements. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby terminates the effectiveness of the Registration Statement and, by means of this post-effective amendment, removes from registration any and all such securities of the Company that had been registered for issuance but that remain unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Airport City, State of Israel, on this 25th day of July, 2016.

RR MEDIA LTD.

By:	/s/ Avi Cohen
Name:	Avi Cohen
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Avi Cohen	Chief Executive Officer (principal executive officer)	July 25, 2016
Avi Cohen

/s/ Dita Tal Bick	VP Finance (principal financial officer and principal accounting officer)	July 25, 2016
Dita Tal Bick

/s/ Avi Cohen	Director	July 25, 2016
Avi Cohen

/s/ Orna Naveh	Director	July 25, 2016
Orna Naveh

Authorized Representative in the United States:
RR MEDIA INC.
By: /s/ Avi Cohen
Name: Avi Cohen
Title: Director
Date: July 25, 2016